Exhibit 99.1

NEWS RELEASE

ICF Reports Third Quarter 2025 Results

―Revenues From Commercial Clients and State & Local and International Government Clients Increased 14% to Account for 57% of Q3 Revenues―

―Revenues from Commercial Energy Clients Up 24%―

―Favorable Mix and Effective Cost Management Continued to Drive Margin Expansion―

―Maintains Guidance Framework and Expects a Return to Revenue and Earnings Growth in 2026―

Third Quarter Highlights:

•
Revenue Was $465 Million
•
Net Income Was $24 Million; GAAP EPS Was $1.28
•
Non-GAAP EPS1 Was $1.67, Inclusive of a Negative Tax Adjustment of $0.04 Per Share
•
EBITDA1 Was $52.8 Million; Adjusted EBITDA1 Was $53.2 Million, or 11.4% of Total Revenues
•
Contract Awards Were $714 Million for a Quarterly Book-to-Bill Ratio of 1.53

RESTON, Va., October 30, 2025 — ICF (NASDAQ: ICFI), a leading global solutions and technology provider, reported results for the third quarter ended September 30, 2025.

Commenting on the results, John Wasson, chair and chief executive officer, said, “Our third quarter performance demonstrates the benefits of ICF’s diversified client base, our agility in adapting to challenging market conditions, and the success of our business development activities.

“We continued to see strong year-on-year growth in revenues from our commercial, state & local government and international government clients. Within this client set, revenue growth from commercial energy clients remained robust, driven by strong demand from our utility clients for ICF’s industry-leading energy efficiency programs and expertise in flexible load management, electrification, grid resilience and affordability—expertise that is closely aligned with the needs of our utility clients as they address increasing electricity demand.

"We are successfully executing our plan to maintain similar margins to those of 2024. Adjusted EBITDA margin expanded by 10 basis points to 11.4% of third quarter revenues, primarily reflecting the increased contribution of higher-margin commercial energy revenues and the benefits of cost management initiatives. Additionally, fixed price and time and materials contracts accounted for 93% of third quarter revenues compared to 88% last year, while cost reimbursement contracts declined to 7%.

“Third quarter contract awards increased 2.4% year-on-year, resulting in a quarterly book-to-bill ratio of 1.53, despite the continuing delays in new federal government procurements. Approximately 50% of the awarded contracts in the federal government arena represented new business, a good indication that our capabilities, particularly in the area of IT modernization, are being recognized. Our business development pipeline was $8.4 billion at the end of the third quarter, which together with our year-to-date contract awards of $1.8 billion support our confidence in ICF’s ability to return to growth in 2026.

“In a separate release today, we announced several executive leadership changes supporting ICF’s future growth. Following Barry Broadus’ decision to retire after a 40-year career in finance, we have tapped James Morgan, currently COO, to take on the additional role of CFO following the publication of ICF’s full year 2025 financial results. In addition, Anne Choate, currently executive vice president, will take on the role of president. ICF is fortunate to have a strong, stable group of talented leaders like James and Anne, who will work closely with me, our executive leadership team and our board of directors in executing organic growth, acquisitions and financial strategies that build our future growth and profitability.”

Third Quarter 2025 Results

Third quarter 2025 total revenue was $465.4 million, compared to $517.0 million reported in the third quarter of 2024 and $476.2 million in this year’s second quarter. Subcontractor and other direct costs were 24.2% of total revenues, compared to 24.7% in the comparable prior year period. Revenues excluding subcontractor and other direct costs decreased 9.4% compared to last year’s third quarter and 3.0% compared to the prior quarter. Gross margin increased 50 basis points to 37.6%, driven by favorable business mix. Operating income was $38.4 million, compared to $46.0 million last year, and operating margin on total revenue was 8.3%, compared to 8.9% in the third quarter of 2024. Net income totaled $23.8 million, versus $32.7 million in the prior year. Diluted EPS was $1.28 per share, compared to $1.73 a year ago. The company’s effective tax rate was 22.7% compared to 13.8% in the third quarter of 2024.

Non-GAAP EPS was $1.67 per share, inclusive of a negative tax adjustment of $0.04 per share versus $2.13 per share reported in the comparable period in 2024. EBITDA was $52.8 million, compared to $58.2 million reported in the year-ago quarter. Adjusted EBITDA was $53.2 million, and Adjusted EBITDA margin on total revenues was 11.4%, 10 basis points above third quarter 2024 levels.

Backlog and New Business

Total backlog was $3.5 billion at the end of the third quarter of 2025. Funded backlog was $1.9 billion, or approximately 52% of the total backlog. The total value of contracts awarded in the third quarter of 2025 was $714 million, representing a quarterly book-to-bill ratio of 1.53 and a 2.4% increase over the similar period last year.

Government Revenue Third Quarter 2025 Highlights

Revenue from government clients was $308.8million during the quarter.

•
U.S. federal government revenue was $198.0 million, down 29.8% compared to $282.0 million in the third quarter of 2024, and 3.0% below the $204.2 million in this year’s second quarter. Year-on-year revenue comparisons were impacted by contract funding curtailments and a slower pace of new RFPs. Federal government revenue accounted for 42.6% of total revenue, versus 54.5% of total revenue in the third quarter of 2024, and 42.9% in the prior sequential quarter.
•
U.S. state and local government revenue was $81.7 million, a 3.8% increase over the $78.7 million reported in last year’s third quarter. State and local government clients represented 17.6% of total revenue, up from 15.2% in the third quarter of 2024.
•
International government revenue was $29.0 million, up 8.2% from $26.8 million in the third quarter of 2024. Year-on-year revenue growth has been constrained by the slower-than-expected ramp up of recently won contracts. International government revenue represented 6.2% of total revenue, up from 5.2% in the prior year.

Key Government Contracts Awarded in the Third Quarter of 2025

Notable government contract awards won in the third quarter of 2025 included:

IT Modernization/Digital Transformation

•
A recompete contract with a value of $64.3 million to continue serving as the third-party administrator for a state indemnification fund, delivering end-to-end claims management, advanced technology solutions and program oversight.
•
A recompete contract with a value of $23.8 million with a federal health agency to continue operating and enhancing a data management system that integrates advanced analytics and forward-leaning technology to improve data collection, validation and reporting.
•
A new contract with a value of $21.2 million with a department of the U.S. federal government to provide low-code applications and IT services.
•
A new contract with a value of $17.1 million with a department of the U.S. federal government to provide IT modernization services.
•
A subcontract modification with a value of $7.4 million to continue to provide DevOps software development services to a department of the U.S. federal government.

Disaster Management

•
Two contract modifications with a combined value of $20.0 million with the government of a U.S. territory to continue to provide program management services related to its hurricane recovery efforts.
•
A new task order with a value of $8.2 million with a Northeastern U.S. state to provide construction management support related to housing recovery programs.
•
A contract modification with a value of $8.1 million with a state housing agency to expand program management services and continue providing construction management and technical assistance support.

Health and Social Programs

•
A recompete contract with a value of $90.7 million with a federal health agency to provide comprehensive digital communications, knowledge management and outreach services to support national child welfare programs.
•
Five recompete contracts with a combined value of $64.0 million with a federal health agency to deliver training and technical assistance for early childhood programs to enhance program quality and ensure continuous quality improvement across several regions.
•
A contract modification with a value of $11.6 million with a federal health agency to continue to deliver integrated technical assistance networks and data-driven solutions that strengthen state, territory and tribal childcare systems.
•
A recompete contract with a value of $7.0 million with a federal housing agency to provide technical assistance and capacity-building services to strengthen disaster recovery programs.

Strategic Communications

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A recompete framework contract with a ceiling value of more than $80 million with a directorate general of the European Commission to provide media relations and outreach services.
•
A recompete contract with a value of $9.8 million with the North Carolina Turnpike Authority to provide marketing and communications services.
•
A new contract with a value of $9.5 million with a U.S. federal government entity to deliver science and technical expertise to advance research, innovation programs and strategic initiatives.

Commercial Revenue Third Quarter 2025 Highlights

Commercial revenue was $156.6 million, up 20.9% year-over-year.

•
Commercial revenue accounted for 33.7% of total revenue, up from 25.1% of total revenue in the third quarter of 2024.
•
Energy markets revenue, which includes energy efficiency programs, increased 24.3% year-over-year and represented 89.0% of commercial revenue.

Key Commercial Contracts Awarded in the Third Quarter of 2025

Notable commercial awards won in the third quarter of 2025 included:

Energy

•
A new contract with a Midwestern U.S. utility to deliver program implementation services for its residential building envelope program.
•
A sole-source contract extension with a consortium of Northeastern U.S. utilities and energy efficiency service providers to deliver energy efficiency program implementation services.
•
A recompete contract with a Southeastern U.S. utility to provide program implementation services for its commercial and industrial efficiency and electrification programs.
•
A new contract with a North American nonprofit collaborative to administer its program and provide market transformation expertise regarding innovative gas technologies.
•
A recompete contract with a Northeastern U.S. utility to provide software and support to track its demand-side management programs.

Other

•
A new grant with a value of $24.7 million with a nonprofit organization to support the implementation of surveys in selected countries and maintain a website of global health data and tools.

Dividend Declaration

On October 30, 2025, ICF declared a quarterly cash dividend of $0.14 per share, payable on January 9, 2026, to shareholders of record on December 5, 2025.

Summary and Outlook

“Year-to-date results have put us on track for our 2025 results to be within the guidance framework we provided at the beginning of this year, which stated that a 10% decline in revenues, GAAP EPS and Non-GAAP EPS from 2024 levels was the maximum downside risk we foresaw from the loss of business primarily from federal government clients during this transition year. At that time, we stated that our guidance framework did not consider the potential impact of an extended government shutdown. In the month of October, we estimate that ICF’s revenues will be reduced by approximately $8 million and gross profit by approximately $2.5 million as a result of the current government shutdown. Based on this monthly impact continuing, we are pleased to be able to maintain our original guidance framework for revenues and Non-GAAP EPS even if the government shutdown extends through the end of the year. Given these assumptions, we expect the year-on-year decline in fourth quarter revenues and Non-GAAP EPS would be similar to what was reported for the third quarter. We are revising our operating cash flow estimate for 2025 to range from $125 million to $150 million to reflect the timing of payments as a result of the government shutdown.

“Looking ahead, we continue to be confident in our ability to return to revenue and earnings growth in 2026. This outlook is supported by the continued growth from our non-federal government clients, improvement from portions of our federal government business, recent contract wins and a robust pipeline of opportunities. Additionally, our professional staff has been instrumental in helping us navigate difficult business conditions, and their ongoing commitment to ICF and our clients underpins our ability to drive long-term growth,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA, and Adjusted EBITDA are Non-GAAP measurements. A reconciliation of all Non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of Non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

About ICF

ICF is a leading global solutions and technology provider with approximately 9,000 employees. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking Non-GAAP financial measures to the corresponding U.S. GAAP measures due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking Non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking Non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the Non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Revenue	$465,405	$516,998	$1,429,178	$1,523,463
Direct costs	290,545	325,047	891,512	964,911
Operating costs and expenses:
Indirect and selling expenses	122,261	132,816	377,169	389,001
Depreciation and amortization	14,168	13,111	43,665	40,176
Total operating costs and expenses	136,429	145,927	420,834	429,177
Operating income	38,431	46,024	116,832	129,375
Interest, net	(7,861)	(7,195)	(23,620)	(23,136)
Other income (expense)	176	(899)	(2,515)	767
Income before income taxes	30,746	37,930	90,697	107,006
Provision for income taxes	6,980	5,251	16,419	21,399
Net income	$23,766	$32,679	$74,278	$85,607

Earnings per Share:
Basic	$1.29	$1.74	$4.03	$4.57
Diluted	$1.28	$1.73	$4.01	$4.53

Weighted-average Shares:
Basic	18,432	18,760	18,447	18,752
Diluted	18,526	18,910	18,542	18,915

Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.42

Other comprehensive (loss) income, net of tax	(1,733)	(951)	1,712	(610)
Comprehensive income, net of tax	$22,033	$31,728	$75,990	$84,997

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Reconciliation of EBITDA and Adjusted EBITDA (3)
Net income	$23,766	$32,679	$74,278	$85,607
Interest, net	7,861	7,195	23,620	23,136
Provision for income taxes	6,980	5,251	16,419	21,399
Depreciation and amortization	14,168	13,111	43,665	40,176
EBITDA	52,775	58,236	157,982	170,318
Acquisition and divestiture-related expenses (4)	25	139	479	205
Severance and other costs related to staff realignment (5)	359	449	2,909	1,184
Charges and adjustments related to facility consolidations and office closures (6)	—	—	(138)	—
Pre-tax gain from divestiture of a business (7)	—	(298)	—	(2,013)
Total Adjustments	384	290	3,250	(624)
Adjusted EBITDA	$53,159	$58,526	$161,232	$169,694

Net Income Margin Percent on Revenue (8)	5.1%	6.3%	5.2%	5.6%
EBITDA Margin Percent on Revenue (9)	11.3%	11.3%	11.1%	11.2%
Adjusted EBITDA Margin Percent on Revenue (9)	11.4%	11.3%	11.3%	11.1%

Reconciliation of Non-GAAP Diluted EPS (3)
U.S. GAAP Diluted EPS	$1.28	$1.73	$4.01	$4.53
Acquisition and divestiture-related expenses	—	0.01	0.02	0.01
Severance and other costs related to staff realignment	0.02	0.02	0.16	0.06
Charges and adjustments related to facility consolidations and office closures (10)	—	—	(0.01)	0.04
Pre-tax gain from divestiture of a business	—	(0.02)	—	(0.11)
Amortization of intangible assets acquired in business combinations (11)	0.49	0.44	1.50	1.31
Income tax effects of the adjustments (12)	(0.12)	(0.05)	(0.38)	(0.26)
Non-GAAP Diluted EPS	$1.67	$2.13	$5.30	$5.58

(2) These tables provide reconciliations of Non-GAAP financial measures to the most applicable U.S. GAAP numbers. While we believe that these Non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with U.S. GAAP. Other companies may define similarly titled Non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Reconciliations of EBITDA, Adjusted EBITDA, and Non-GAAP Diluted EPS were calculated using numbers as reported in U.S. GAAP.

(4) These are primarily third-party costs related to acquisitions and integration of acquisitions.

(5) These costs are due to involuntary employee termination benefits for (i) our officers and (ii) group of employees who have been notified that they will be terminated as part of a business reorganization or exit.

(6) These charges and adjustments are related to a previously exited leased facility which we will continue to pay until the contractual obligations are satisfied but with no economic benefit to us, and the closure of certain international offices.

(7) Pre-tax gain related to the 2023 divestiture of our U.S. commercial marketing business which includes contingent gains realized in the first quarter of 2024.

(8) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the Non-GAAP measure by the corresponding revenue.

(10) These are office closure charges and adjustments previously included in Adjusted EBITDA and accelerated depreciation related to fixed assets for planned office closures.

(11) The amortization of intangible assets acquired from business combinations totaled $9.2 million and $8.3 million for the three months ended September 30, 2025 and 2024, respectively, and $27.9 million and $24.9 million for the nine months ended September 30, 2025 and 2024, respectively.

(12) Income tax effects were calculated using the effective tax rate, adjusted for certain discrete items, if any, of 22.7% and 13.8% for the three months ended September 30, 2025 and 2024, respectively, and 23.0% and 20.0% for the nine months ended September 30, 2025 and 2024, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,988	$4,960
Restricted cash	46,965	13,857
Contract receivables, net	233,014	256,923
Contract assets	225,946	188,941
Prepaid expenses and other assets	22,115	21,133
Income tax receivable	36,952	6,260
Total Current Assets	568,980	492,074
Property and Equipment, net	58,807	66,503
Other Assets:
Goodwill	1,252,136	1,248,855
Other intangible assets, net	88,824	111,701
Operating lease - right-of-use assets	108,602	115,531
Deferred tax assets	—	1,603
Other assets	36,221	30,086
Total Assets	$2,113,570	$2,066,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$139,235	$159,522
Contract liabilities	34,680	24,580
Operating lease liabilities	18,544	20,721
Finance lease liabilities	2,681	2,612
Accrued salaries and benefits	84,262	105,773
Accrued subcontractors and other direct costs	50,791	49,271
Accrued expenses and other current liabilities	73,182	86,701
Total Current Liabilities	403,375	449,180
Long-term Liabilities:
Long-term debt	449,404	411,743
Operating lease liabilities - non-current	144,077	155,935
Finance lease liabilities - non-current	9,242	11,261
Deferred income taxes	22,795	—
Other long-term liabilities	60,556	55,775
Total Liabilities	1,089,449	1,083,894

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 24,345,942 and 24,186,962 shares issued at September 30, 2025 and December 31, 2024, respectively; 18,435,932 and 18,666,290 shares outstanding at September 30, 2025 and December 31, 2024, respectively	24	24
Additional paid-in capital	458,902	443,463
Retained earnings	941,319	874,772
Treasury stock, 5,910,010 and 5,520,672 shares at September 30, 2025 and December 31, 2024, respectively	(362,090)	(320,054)
Accumulated other comprehensive loss	(14,034)	(15,746)
Total Stockholders’ Equity	1,024,121	982,459
Total Liabilities and Stockholders’ Equity	$2,113,570	$2,066,353

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2025	2024
Cash Flows from Operating Activities
Net income	$74,278	$85,607
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	(305)	3,176
Deferred income taxes and unrecognized income tax benefits	20,186	(16,957)
Non-cash equity compensation	12,915	12,494
Depreciation and amortization	43,665	40,176
Gain on divestiture of a business	—	(2,009)
Other operating adjustments, net	3,837	2,206
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(22,676)	(40,155)
Contract receivables	26,829	(9,634)
Prepaid expenses and other assets	(2,470)	(434)
Operating lease assets and liabilities, net	(6,774)	(3,065)
Accounts payable	(21,099)	(13,402)
Accrued salaries and benefits	(22,143)	2,889
Accrued subcontractors and other direct costs	(25)	9,660
Accrued expenses and other current liabilities	(9,804)	16,979
Income tax receivable and payable	(30,566)	(9,574)
Other liabilities	396	(1,773)
Net Cash Provided by Operating Activities	66,244	76,184

Cash Flows from Investing Activities
Payments for purchase of property and equipment and capitalized software	(14,745)	(15,559)
Proceeds from divestiture of a business	—	1,985
Other investing, net	403	—
Net Cash Used in Investing Activities	(14,342)	(13,574)

Cash Flows from Financing Activities
Advances from working capital facilities	1,048,671	917,953
Payments on working capital facilities	(1,011,838)	(930,043)
Proceeds from other short-term borrowings	10,798	43,735
Repayments of other short-term borrowings	(16,620)	(53,280)
Receipt of restricted contract funds	—	1,275
Payment of restricted contract funds	—	(3,586)
Dividends paid	(7,775)	(7,880)
Net payments for stock issuances and share repurchases	(39,512)	(30,995)
Other financing, net	(1,950)	(1,777)
Net Cash Used in Financing Activities	(18,226)	(64,598)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	1,433	174

Net Change in Cash, Cash Equivalents, and Restricted Cash	35,109	(1,814)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	18,817	9,449
Cash, Cash Equivalents, and Restricted Cash, End of Period	$53,926	$7,635

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$20,045	$24,388
Income taxes	$27,431	$50,382

ICF International, Inc. and Subsidiaries

Supplemental Schedule (13)

Revenue by client market	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Energy, environment, infrastructure, and disaster recovery	53%	46%	51%	46%
Health and social programs	33%	38%	34%	38%
Security and other civilian & commercial	14%	16%	15%	16%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
U.S. federal government	43%	55%	45%	55%
U.S. state and local government	17%	15%	17%	16%
International government	6%	5%	6%	5%
Total Government	66%	75%	68%	76%
Commercial	34%	25%	32%	24%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Time-and-materials	44%	43%	43%	42%
Fixed-price	49%	46%	49%	46%
Cost-based	7%	11%	8%	12%
Total	100%	100%	100%	100%

(13) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.